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CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Registration Statement on Form N-14 of Prudential Government Securities Trust of our report for The BlackRock Government Income Trust, which is incorporated by reference and dated August 15, 1996 and to the reference to us under the heading "Change of Independent Accountants", both included in the Statement of Additional Information, which is part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
December 10, 1997